Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Relations:	Media:
July 27, 2016	Kurt Ogden	Gary Chapman
The Woodlands, TX	(801) 584-5959	(281) 719-4324
NYSE: HUN

Huntsman Announces Second Quarter Results;

Reports Attractive MDI Margin Growth, Improving Sequential TiO2 Prices and
Substantial Improvement in Cash Generation

Second Quarter 2016 Highlights

•                 Net income was $94 million compared to $39 million in the prior year period and $62 million in the prior quarter.

•                 Adjusted EBITDA was $325 million compared to $385 million in the prior year period and $274 million in the prior quarter.

•                 Diluted income per share was $0.36 compared to $0.12 in the prior year period and $0.24 in the prior quarter.

•                 Adjusted diluted income per share was $0.53 compared to $0.63 in the prior year period and $0.37 in the prior quarter.

•                 Net cash provided by operating activities was $355 million.  Free cash flow generation was $282 million; we subsequently made a $100 million early repayment of debt in July 2016.

	Three months ended			Six months ended
	June 30,		March 31,	June 30,
In millions, except per share amounts	2016	2015	2016	2016	2015

Revenues	$2,544	$2,740	$2,355	$4,899	$5,329

Net income	$94	$39	$62	$156	$54
Adjusted net income(1)	$126	$155	$88	$214	$253

Diluted income per share	$0.36	$0.12	$0.24	$0.60	$0.14
Adjusted diluted income per share(1)	$0.53	$0.63	$0.37	$0.90	$1.02

Adjusted EBITDA(1)	$325	$385	$274	$599	$670

See end of press release for footnote explanations

THE WOODLANDS, Texas — Huntsman Corporation (NYSE: HUN) today reported second quarter 2016 results with revenues of $2,544 million, net income of $94 million and adjusted EBITDA of $325 million.

Peter R. Huntsman, our President and CEO, commented:

“Our management team is focused on three primary strategic financial objectives.  1) Generating more than $350 million of free cash flow in 2016.  2) Growing margins and earnings in our downstream differentiated businesses.  3) Separating our TiO2 business through either a strategic combination or a spin-off.

“Our second quarter results demonstrate our commitment to these objectives.  I am delighted we generated $282 million of free cash flow during the quarter in part due to our increased focus on inventory management and are on plan to exceed our $350 million target.  This enabled us to make a $100 million early repayment of debt in July.  Our MDI margins are expanding, our Performance Products margins are healthy and our Advanced Materials business is maintaining strong margins.  We are actively working toward a separation of our TiO2 business with a target of year-end or first quarter 2017.  TiO2 selling prices are rising and other business conditions are improving for our Pigments and Additives business.  In time, it should be well positioned for our planned separation.  We will provide more information regarding the separation on our second quarter earnings conference call.

“I am encouraged by our second quarter results.  We are well on track to successfully accomplish our objectives.”

Segment Analysis for 2Q16 Compared to 2Q15

Polyurethanes

The decrease in revenues in our Polyurethanes division for the three months ended June 30, 2016 compared to the same period in 2015 was primarily due to lower average selling prices partially offset by higher sales volumes.  MDI average selling prices decreased in response to lower raw material costs.  MTBE average selling prices decreased primarily as a result of lower pricing for high octane gasoline.  MDI sales volumes increased due to higher demand in the Americas and European regions.  PO/MTBE sales volumes increased due to the impact of the prior year planned maintenance outage.  The increase in adjusted EBITDA was primarily due to the impact of the prior year planned PO/MTBE maintenance outage, estimated at $30 million, as well as higher MDI margins and sales volumes, partially offset by lower MTBE margins.

Performance Products

The decrease in revenues in our Performance Products division for the three months ended June 30, 2016 compared to the same period in 2015 was due to lower average selling prices and lower sales volumes.  Average selling prices decreased primarily in response to lower raw material costs and competitive market conditions.  Sales volumes decreased primarily due to softer demand in China and oilfield applications as well as competitive market conditions.  The decrease in adjusted EBITDA was primarily due to lower margins in our amines, maleic anhydride and upstream intermediates businesses.

Advanced Materials

The decrease in revenues in our Advanced Materials division for the three months ended June 30, 2016 compared to the same period in 2015 was due to lower sales volumes and lower average selling prices.  Sales volumes decreased primarily due to soft demand for low value business in our coatings and construction market, partially offset by growth in our aerospace market across all regions.  Average selling prices decreased in our Asia Pacific region primarily as a result of competitive pressure in our electrical and wind markets, partially offset by higher average selling prices in our European and Americas regions.  Adjusted EBITDA was unchanged as higher contribution margins from lower raw material costs were offset by lower sales volumes.

Textile Effects

The decrease in revenues in our Textile Effects division for the three months ended June 30, 2016 compared to the same period in 2015 was due to lower average selling prices partially offset by higher sales volumes.  Average selling prices decreased primarily due to lower raw material costs.  Sales volumes increased in key target countries such as Bangladesh and India.  The increase in adjusted EBITDA was primarily due to higher contribution margins from lower raw material costs.

Pigments and Additives

The decrease in revenues in our Pigments and Additives division for the three months ended June 30, 2016 compared to the same period in 2015 was due to lower average selling prices, partially offset by higher sales volumes.  Average selling prices decreased primarily as a result of competitive pressure however they increased compared to the prior quarter.  Sales volumes increased primarily due to increased end use demand.  The decrease in adjusted EBITDA was primarily due to lower contribution margins for titanium dioxide.

Corporate, LIFO and Other

Adjusted EBITDA from Corporate, LIFO and Other decreased by $14 million to a loss of $45 million for the three months ended June 30, 2016 compared to a loss of $31 million for the same period in 2015.  The decrease in adjusted EBITDA was primarily the result of a decrease in LIFO inventory valuation income and a decrease in income from benzene sales.

Liquidity, Capital Resources and Outstanding Debt

As of June 30, 2016, we had $1,213 million of combined cash and unused borrowing capacity compared to $1,023 million on December 31, 2015.

On April 1, 2016, we entered into a new $550 million 2016 term loan B due 2023.  Proceeds from the new term loan were used to repay in full our term loan B due 2017 and remaining term loan C due 2016.  We also extended the maturity of our revolving credit facility to 2021 and increased the amount to $650 million.

On July 22, 2016, we made a $100 million early repayment of debt on our term loan B due 2019.  We expect to record less than $1 million in early extinguishment of debt costs in the third quarter 2016.

Total capital expenditures for the three months and six months ended June 30, 2016 were $90 million and $189 million, respectively. As part of our completed ethylene oxide expansion in Port Neches, Texas, we received $26 million of capital reimbursement during the second quarter of 2016 from our customer with whom we have a multi-year offtake agreement.  We expect to spend approximately $450 million annually on capital expenditures in 2016 and 2017.

We expect our 2016 depreciation and amortization to be approximately $430 million.

Income Taxes

During the three months ended June 30, 2016, we recorded an income tax expense of $32 million.  During the same period we paid $16 million in cash for income taxes.

We expect our 2016 adjusted effective tax rate to be approximately 25 – 30%.  Our MTBE earnings are taxed at the U.S. statutory rate of 35%, variability in our MTBE earnings will have a meaningful impact on where our adjusted tax rate will be within that range. We expect our long term adjusted effective tax rate to be approximately 30%.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2016 financial results on Wednesday, July 27, 2016 at 11:00 a.m. ET.

Call-in numbers for the conference call:

U.S. participants	(888) 713 - 4218
International participants	(617) 213 - 4870
Passcode	478 152 79#

In order to facilitate the registration process, you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register, please go to: https://www.theconferencingservice.com/prereg/key.process?key=PMUG7QP3W

Webcast Information

The conference call will be available via webcast and can be accessed from the company’s website at ir.huntsman.com.

Replay Information

The conference call will be available for replay beginning July 27, 2016 and ending August 3, 2016.

Call-in numbers for the replay:

U.S. participants	(888) 286 - 8010
International participants	(617) 801 - 6888
Replay code	27138577

Upcoming Conferences

During the third quarter a member of management will present at the Jefferies Industrials Conference, August 10, 2016.  A webcast of the presentation, if applicable, along with accompanying materials will be available at ir.huntsman.com.

Table 1 — Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2016	2015	2016	2015

Revenues	$2,544	$2,740	$4,899	$5,329
Cost of goods sold	2,087	2,191	4,026	4,330
Gross profit	457	549	873	999
Operating expenses	252	289	517	569
Restructuring, impairment and plant closing costs	29	114	42	207
Operating income	176	146	314	223
Interest expense	(50)	(53)	(100)	(109)
Equity in income of investment in unconsolidated affiliates	2	3	3	5
Loss on early extinguishment of debt	(2)	(20)	(2)	(23)
Other income (loss)	1	(1)	2	(2)
Income before income taxes	127	75	217	94
Income tax expense	(32)	(34)	(59)	(36)
Income from continuing operations	95	41	158	58
Loss from discontinued operations, net of tax(2)	(1)	(2)	(2)	(4)
Net income	94	39	156	54
Net income attributable to noncontrolling interests, net of tax	(7)	(10)	(13)	(20)
Net income attributable to Huntsman Corporation	$87	$29	$143	$34

Adjusted EBITDA(1)	$325	$385	$599	$670
Adjusted net income(1)	$126	$155	$214	$253

Basic income per share	$0.37	$0.12	$0.61	$0.14
Diluted income per share	$0.36	$0.12	$0.60	$0.14
Adjusted diluted income per share(1)	$0.53	$0.63	$0.90	$1.02

Common share information:
Basic shares outstanding	236	244	236	244
Diluted shares	240	248	238	247
Diluted shares for adjusted diluted income per share	240	248	238	247

See end of press release for footnote explanations

Table 2 — Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
In millions	2016	2015	(Worse)	2016	2015	(Worse)

Segment Revenues:
Polyurethanes	$976	$995	(2)%	$1,812	$1,885	(4)%
Performance Products	566	675	(16)%	1,102	1,331	(17)%
Advanced Materials	261	282	(7)%	527	572	(8)%
Textile Effects	198	216	(8)%	383	422	(9)%
Pigments & Additives	576	592	(3)%	1,116	1,164	(4)%
Corporate and eliminations	(33)	(20)	n/m	(41)	(45)	n/m

Total	$2,544	$2,740	(7)%	$4,899	$5,329	(8)%

Segment Adjusted EBITDA(1):
Polyurethanes	$171	$159	8%	$302	$264	14%
Performance Products	86	141	(39)%	178	262	(32)%
Advanced Materials	58	58	0%	118	116	2%
Textile Effects	24	23	4%	42	40	5%
Pigments & Additives	31	35	(11)%	46	56	(18)%
Corporate, LIFO and other	(45)	(31)	(45)%	(87)	(68)	(28)%

Total	$325	$385	(16)%	$599	$670	(11)%

n/m = not meaningful

See end of press release for footnote explanations

Table 3 — Factors Impacting Sales Revenues

	Three months ended
	June 30, 2016 vs. 2015
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(19)%	0%	(7)%	24%	(2)%
Polyurethanes, adj	(19)%	0%	(7)%	15%	(11	)%(c)
Performance Products	(9)%	0%	(3)%	(4)%	(16)%
Advanced Materials	(1)%	(1)%	4%	(9)%	(7)%
Textile Effects	(7)%	(2)%	0%	1%	(8)%
Pigments & Additives	(8)%	1%	1%	3%	(3)%
Total Company	(12)%	0%	(5)%	10%	(7)%
Total Company, adj	(12)%	0%	(5)%	6%	(11	)%(c)

	Six months ended
	June 30, 2016 vs. 2015
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
Unaudited	Currency	Rate	& Other	Volume(b)	Total

Polyurethanes	(19)%	(1)%	(3)%	19%	(4)%
Polyurethanes, adj	(19)%	(1)%	(3)%	9%	(14	)%(c)
Performance Products	(11)%	(1)%	(6)%	1%	(17)%
Advanced Materials	(2)%	(3)%	3%	(6)%	(8)%
Textile Effects	(4)%	(4)%	(1)%	0%	(9)%
Pigments & Additives	(9)%	(1)%	1%	5%	(4)%
Total Company	(13)%	(1)%	(3)%	9%	(8)%
Total Company, adj	(13)%	(1)%	(3)%	6%	(11	)%(c)

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

(c) Excludes volume impact from the planned maintenance at our PO/MTBE facility that occurred in 1H15.

Table 4  — Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2016	2015	2016	2015	2016	2015	2016	2015

Net income	$94	$39			$94	$39	$0.39	$0.16
Net income attributable to noncontrolling interests	(7)	(10)			(7)	(10)	(0.03)	(0.04)

Net income attributable to Huntsman Corporation	87	29			87	29	0.36	0.12
Interest expense	50	53
Income tax expense from continuing operations	32	34	(32)	(34)
Income tax expense from discontinued operations(2)	—	1
Depreciation and amortization	109	99
Acquisition and integration expenses, purchase accounting adjustments	4	12	—	(3)	4	9	0.02	0.04
Loss from discontinued operations, net of tax(2)	1	1	N/A	N/A	1	2	—	0.01
Loss on disposition of businesses/assets	—	1	—	—	—	1	—	—
Loss on early extinguishment of debt	2	20	(1)	(7)	1	13	—	0.05
Certain legal settlements and related expenses	—	1	—	(1)	—	—	—	—
Plant incident remediation credits, net	(7)	—	1	—	(6)	—	(0.03)	—
Amortization of pension and postretirement actuarial losses	17	19	(3)	(5)	14	14	0.06	0.06
Restructuring, impairment, plant closing and transition costs	30	115	(5)	(28)	25	87	0.10	0.35

Adjusted(1)	$325	$385	$(40)	$(78)	$126	$155	$0.53	$0.63

Adjusted income tax expense(4)					$40	$78
Net income attributable to noncontrolling interests, net of tax					7	10

Adjusted pre-tax income(1)					$173	$243

Adjusted effective tax rate					23%	32%

		Income Tax		Diluted Income
	EBITDA	Expense	Net Income	Per Share
	Three months ended	Three months ended	Three months ended	Three months ended
	March 31,	March 31,	March 31,	March 31,
In millions, except per share amounts	2016	2016	2016	2016

Net income	$62		$62	$0.26
Net income attributable to noncontrolling interests	(6)		(6)	(0.03)

Net income attributable to Huntsman Corporation	56		56	0.24
Interest expense	50
Income tax expense from continuing operations	27	(27)
Income tax benefit from discontinued operations(2)	(1)
Depreciation and amortization	100
Acquisition and integration expenses, purchase accounting adjustments	9	(3)	6	0.03
Loss from discontinued operations, net of tax(2)	2	N/A	1	—
Certain legal settlements and related expenses	1	—	1	—
Plant incident remediation costs, net	1	—	1	—
Amortization of pension and postretirement actuarial losses	16	(3)	13	0.05
Restructuring, impairment, plant closing and transition costs	13	(3)	10	0.04

Adjusted(1)	$274	$(36)	$88	$0.37

Adjusted income tax expense(4)			$36
Net income attributable to noncontrolling interests, net of tax			6

Adjusted pre-tax income(1)			$130

Adjusted effective tax rate			28%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2016	2015	2016	2015	2016	2015	2016	2015

Net income	$156	$54			$156	$54	$0.65	$0.22
Net income attributable to noncontrolling interests	(13)	(20)			(13)	(20)	(0.05)	(0.08)

Net income attributable to Huntsman Corporation	143	34			143	34	0.60	0.14
Interest expense	100	109
Income tax expense from continuing operations	59	36	(59)	(36)
Income tax (benefit) expense from discontinued operations(2)	(1)	2
Depreciation and amortization	209	194
Acquisition and integration expenses, purchase accounting adjustments	13	21	(3)	(5)	10	16	0.04	0.06
Loss from discontinued operations, net of tax(2)	3	2	N/A	N/A	2	4	0.01	0.02
Loss on disposition of businesses/assets	—	1	—	—	—	1	—	—
Loss on early extinguishment of debt	2	23	(1)	(8)	1	15	—	0.06
Certain legal settlements and related expenses	1	2	—	(1)	1	1	—	—
Plant incident remediation credits, net	(6)	—	1	—	(5)	—	(0.02)	—
Amortization of pension and postretirement actuarial losses	33	37	(6)	(10)	27	27	0.11	0.11
Restructuring, impairment, plant closing and transition costs	43	209	(8)	(54)	35	155	0.15	0.63

Adjusted(1)	$599	$670	$(76)	$(114)	$214	$253	$0.90	$1.02

Adjusted income tax expense(4)					$76	$114
Net income attributable to noncontrolling interests, net of tax					13	20

Adjusted pre-tax income(1)					$303	$387

Adjusted effective tax rate					25%	29%

Table 5 — Selected Balance Sheet Items

	June 30,	March 31,	December 31,
In millions	2016	2016	2015

Cash	$383	$218	$269
Accounts and notes receivable, net	1,546	1,572	1,449
Inventories	1,522	1,689	1,692
Other current assets	340	351	424
Property, plant and equipment, net	4,377	4,437	4,446
Other assets	1,559	1,573	1,540

Total assets	$9,727	$9,840	$9,820

Accounts payable	$991	$1,027	$1,061
Other current liabilities	602	652	686
Current portion of debt	96	103	170
Long-term debt	4,653	4,724	4,625
Other liabilities	1,677	1,649	1,649
Total equity	1,708	1,685	1,629

Total liabilities and equity	$9,727	$9,840	$9,820

Table 6 — Outstanding Debt

	June 30,	March 31,	December 31,
In millions	2016	2016	2015

Debt:
Senior credit facilities	$2,435	$2,441	$2,454
Accounts receivable programs	216	263	215
Senior notes	1,862	1,872	1,850
Variable interest entities	142	140	151
Other debt	94	111	125

Total debt - excluding affiliates	4,749	4,827	4,795

Total cash	383	218	269

Net debt- excluding affiliates	$4,366	$4,609	$4,526

Table 7 — Summarized Statement of Cash Flows

	Three months ended	Six months ended
	June 30,	June 30,
In millions	2016	2016	2015

Total cash at beginning of period(a)	$218	$269	$870

Net cash provided by operating activities	355	443	181
Net cash used in investing activities	(73)	(174)	(233)
Net cash used in financing activities	(115)	(153)	(202)
Effect of exchange rate changes on cash	(2)	—	(7)
Change in restricted cash	—	(2)	(1)
		—
Total cash at end of period(a)	$383	$383	$608

Supplemental cash flow information:
Cash paid for interest	$(68)	$(103)	$(115)
Cash paid for income taxes	(16)	(21)	(30)
Cash paid for capital expenditures	(90)	(189)	(296)
Depreciation and amortization	109	209	194

Changes in primary working capital:
Accounts and notes receivable	$15	$(90)	$(142)
Inventories	155	177	7
Accounts payable	(25)	(56)	12

Total cash provided by (used in) primary working capital	$145	$31	$(123)

	Three months ended	Six months ended
	June 30,	June 30,
	2016	2016	2015
Free cash flow(3):
Net cash provided by operating activities	$355	$443	$181
Capital expenditures	(90)	(189)	(296)
All other investing activities	17	15	63
Excluding merger and acquisition activities(b)	—	—	(3)

Total free cash flow	$282	$269	$(55)

Adjusted EBITDA	$325	$599	$670
Capital expenditures	(90)	(189)	(296)
Interest	(68)	(103)	(115)
Income taxes	(16)	(21)	(30)
Primary working capital change	145	31	(123)
Restructuring	(36)	(56)	(46)
Pensions	(18)	(38)	(55)
Maintenance & other	40	46	(60)

Total free cash flow(3)	$282	$269	$(55)

(a)   Includes restricted cash.

(b)   Represents “Acquisition of Business, net of cash acquired” and “Cash received from purchase price adjustment for business acquired”

Footnotes

(1)   We use adjusted EBITDA to measure the operating performance of our business.  We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business.  We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income.  Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss):  (a) net income attributable to noncontrolling interest, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) acquisition and integration expenses, purchase accounting adjustments; (f) EBITDA from discontinued operations; (g) loss (gain) on disposition of businesses/assets; (h) loss on early extinguishment of debt; (i) certain legal settlements and related expenses; (j) plant incident remediation costs (credits), net; (k) amortization of pension and postretirement actuarial losses (gains); and (l) restructuring, impairment, plant closing and transition costs (credits).  The reconciliation of adjusted EBITDA to net income (loss) is set forth in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) acquisition and integration expenses, purchase accounting adjustments; (c) impact of certain foreign tax credit elections; (d) loss (income) from discontinued operations; (e) discount amortization on settlement financing associated with the terminated merger; (f) loss (gain) on disposition of businesses/assets; (g) loss on early extinguishment of debt; (h) certain legal settlements and related expenses; (i) plant incident remediation costs (credits), net; (j) amortization of pension and postretirement actuarial losses (gains); and (k) restructuring, impairment, plant closing and transition costs (credits). The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.  We do not adjust for changes in tax valuation allowances because we do not believe it provides more meaningful information than is provided under GAAP.  The reconciliation of adjusted net income (loss) to net income (loss) is set forth in Table 4 above.

(2)   During the first quarter 2010 we closed our Australian styrenics operations; results from associated business are treated as discontinued operations.

(3)   Management internally uses a free cash flow measure: (a) to evaluate the Company’s liquidity, (b) to evaluate strategic investments, (c) to plan stock buyback and dividend levels and (d) to evaluate the Company’s ability to incur and service debt. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow as cash flow provided by operating activities less cash flow used in investing activities, excluding merger and acquisition activities. Free cash flow is typically derived directly from the Company’s condensed consolidated statement of cash flows; however, it may be adjusted for items that affect comparability between periods.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated chemicals with 2015 revenues of approximately $10 billion.  Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 100 manufacturing and R&D facilities in approximately 30 countries and employ approximately 15,000 associates within our 5 distinct business divisions. For more information about Huntsman, please visit the company’s website at www.huntsman.com.

Social Media:

Twitter: twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.